Exhibit 99.1

Athenex Announces Expansion of Board of Directors

John Moore Vierling, MD, FACP, FAASLD, AGAF, and Stephanie Davis appointed to the Board of

Directors; Sheldon Trainor-De Girolamo resigns from the Board

BUFFALO, N.Y., March 21, 2019 — Athenex, Inc. (NASDAQ: ATNX), a global biopharmaceutical company dedicated to the discovery, development and commercialization of novel therapies for the treatment of cancer and related conditions, today announced the resignation of Sheldon Trainor-De Girolamo as a Director of the company. The company also announces the appointment of two new Directors: John Moore Vierling, MD, FACP, FAASLD, AGAF, tenured Professor of Medicine and Surgery at the Baylor College of Medicine, and Stephanie Davis, Senior Client Partner at Korn Ferry.

Mr. Sheldon Trainor-De Girolamo, commented, “I have enjoyed being a member of the Athenex Board and witnessing the company’s growth. With eight clinical stage assets, of which two are already in Phase III, I believe Athenex has significant potential that is supported by strong execution and a visionary team. I wish the company continued success towards the commercialization of its pipeline.”

Dr. Johnson Lau, Chairman and Chief Executive Officer of Athenex, stated, “We thank Mr. Trainor-De Girolamo for his support and contribution to Athenex, both as an investor and also as a board member, from pre-IPO until now. We also welcome two new Board members, Dr. John Vierling and Ms. Stephanie Davis. Dr. Vierling is a very successful academician, currently Professor of Medicine and Surgery and Chief of Hepatology at the Baylor College of Medicine, and the former President of American Association for the Study of Liver Diseases and former Chairman of the National Board of Directors of the American Liver Foundation. Ms. Stephanie Davis is a Senior Client Partner in Korn Ferry and leads the Private Equity and Technology markets in North America. We believe that John and Stephanie will further strengthen our Board in the areas of scientific assessment, academic connectivity, corporate governance and corporate organization. We look forward to their strategic insights and contributions.”

Dr. John Vierling, said, “I am enthusiastic about Athenex’s mission to discover and develop novel therapies for patients with cancer and precancerous conditions. The Athenex Orascovery Platform represents a transformative breakthrough, allowing patients with metastatic cancer to take certain cancer therapies orally that previously required intravenous infusion, and with early data indicating the potential for enhanced efficacy and an improved safety profile based on the changes in pharmacokinetic profile. I believe that this, coupled with ongoing cutting edge research and development, including the cancer immunotherapy program, has great potential to address unmet needs in people with multiple types of cancers.”

Ms. Stephanie Davis, also commented, “I am impressed by the company’s focus on maintaining strong corporate governance and commitment to diversity as it pursues continued advancement in its clinical programs to address unmet medical needs. I look forward to working with Athenex’s Board and the management team.”

Dr. John Moore Vierling, MD, FACP, FAASLD, AGAF is a tenured Professor of Medicine and Surgery and Chief of Hepatology at the Baylor College of Medicine in Houston, Texas. He is also Director of Advanced Liver Therapies (a clinical research unit for adult liver diseases), Baylor Liver Health (a program for liver wellness) and Program Director of the Hepatology and Liver Transplantation Fellowship. He obtained an AB in Biology with Great Distinction from Stanford University and an MD degree from Stanford University School of Medicine. He is ABIM certified in internal medicine and gastroenterology, and was formerly certified in Transplant Hepatology. He was the founding Medical Director of Liver Transplantation at both the University of Colorado Health Sciences Center and Cedars-Sinai/UCLA Medical Center, where he was Director of Hepatology and later Medical Director of Multi-Organ Transplantation. He currently serves on the NIH NIDDK Liver Tissue and Cell Distribution System Coordinating Committee and the DSMB for its DILI Network.

Ms. Stephanie Davis is a Senior Client Partner at Korn Ferry, and leads the Private Equity and Technology markets in North America and is a core member of the CEO and Board practices. She brings over 20 years of leadership consulting experience, working with CEOs to build their executive teams and with Boards of Directors on governance, diversity and succession planning. Prior to joining Korn Ferry, Ms. Davis was a founding member of the Business Services practice at another global executive search firm, Spencer Stuart, where she worked extensively on CEO, president and board engagements across the technology spectrum. She was previously a software executive leading the international growth of an educational software company, Jostens Learning Corporation; a management consultant with McKinsey & Company; and an associate in corporate finance and capital markets at Prudential Investment Corporation. She earned an MBA from Harvard Business School and Bachelor of Science in Engineering, cum laude, at Princeton University. She is a frequent speaker on board governance and diversity.

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical stage biopharmaceutical company dedicated to becoming a leader in the discovery, development and commercialization of next generation drugs for the treatment of cancer. Athenex is organized around three platforms, including an Oncology Innovation Platform, a Commercial Platform and a Global Supply Chain Platform. The Company’s current clinical pipeline is derived from four different platform technologies: (1) Orascovery, based on non-absorbed P-glycoprotein inhibitor, (2) Src kinase inhibition, (3) T-cell receptor-engineered T-cells (TCR-T), and (4) Arginine deprivation therapy. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active and tolerable treatments. Athenex has offices in Buffalo and Clarence, New York; Cranford, New Jersey; Houston, Texas; Chicago, Illinois; Hong Kong; Taipei, Taiwan; and multiple locations in Chongqing, China. For more information, please visit www.athenex.com.

CONTACTS

Investor Relations:

Tim McCarthy

Managing Director, LifeSci Advisors, LLC

Tel: +1 716-427-2952

Direct: +1 212-915-2564

Athenex, Inc.:

Randoll Sze

Chief Financial Officer

Email: randollsze@athenex.com

Jacqueline Li

Corporate Development and Investor Relations

Email: jacquelineli@athenex.com